Exhibit 99.1
ChargePoint Reports Fourth Quarter and Full Fiscal Year 2024 Financial Results

•Fiscal fourth quarter revenue of $116 million and full fiscal year revenue of $507 million
•Fiscal fourth quarter GAAP gross margin of 19% and non-GAAP gross margin of 22%; full fiscal year GAAP gross margin of 6% and non-GAAP gross margin of 8%
•Full fiscal year subscription revenue of $120 million representing 41% year-over year growth
•ChargePoint guides to first quarter fiscal 2025 revenue of $100 to $110 million
Campbell, Calif. – March 5, 2024 – ChargePoint Holdings, Inc. (NYSE:CHPT) (“ChargePoint”), a leading provider of networked solutions for charging electric vehicles (EVs), today reported results for its fourth quarter and full fiscal year ended January 31, 2024.
“In the fourth quarter, ChargePoint continued to focus on operational execution, delivering sequential revenue growth, normalization in gross margin, reduction of operating expenses, and a significant decrease in cash usage. Quarterly milestones included the opening of the Mercedes-Benz HPC NA charging network and receiving FedRAMP authority to operate, which enables ChargePoint to bid for United States government contracts,” said Rick Wilmer, CEO of ChargePoint. “Looking ahead, we are focused on operational excellence, delivering world-class driver experiences, prioritization of our software platform, and hardware innovation. This will drive growth for the ChargePoint business, and enable the EV charging needs of our customers.”
Fourth Quarter Fiscal 2024 Financial Overview
•Revenue. Fourth quarter revenue was $115.8 million, down 24% from $152.8 million in the prior year’s same quarter. Networked charging systems revenue for the fourth quarter was $74.0 million, down 39% from $122.3 million in the prior year’s same quarter. Subscription revenue was $33.5 million, up 30% from $25.7 million in the prior year’s same quarter.
•Gross Margin. Fourth quarter GAAP gross margin was 19% as compared to 22% in the prior year's same quarter, and non-GAAP gross margin was 22% as compared to 23% in the prior year's same quarter.
•Net Income/Loss. Fourth quarter GAAP net loss was $94.7 million, as compared to $78.7 million in the prior year's same quarter. Non-GAAP pre-tax net loss was $51.6 million as compared to $45.5 million in the prior year's same quarter. Non-GAAP Adjusted EBITDA Loss was $45.3 million as compared to $42.1 million in the prior year's same quarter.
•Liquidity. As of January 31, 2024, cash, cash equivalents and restricted cash on the balance sheet was $357.8 million. ChargePoint's $150 million revolving credit facility remains undrawn and ChargePoint has no debt maturities until 2028.
•Shares Outstanding. As of January 31, 2024, the Company had approximately 421 million shares of common stock outstanding.
Full Fiscal 2024 Financial Overview
•Revenue. For the full year, revenue was $506.6 million, up 8% from $468.1 million in the prior year. Networked charging systems revenue for the full year was $360.8 million, down 1% from $363.6 million in the prior year, and subscription revenue was $120.4 million, up 41% from $85.3 million in the prior year.
•Gross Margin. Full year GAAP gross margin was 6% as compared to 18% in the prior year. Full year non-GAAP gross margin, which primarily excludes stock-based compensation expense, amortization from acquired intangible assets and non-recurring restructuring costs, was 8% as compared to 20% in the prior year.
•Net Income/Loss. Full year GAAP net loss was $457.6 million as compared to $345.1 million in the prior year. Full year non-GAAP pre-tax net loss, which primarily excludes stock-based compensation expense, amortization expense and other items, was $296.7 million as compared to $235.8 million in the prior year. Non-GAAP Adjusted EBITDA Loss was $272.7 million as compared to $217.0 million in the prior year.
For reconciliation of GAAP and non-GAAP results, please see the tables below.
First Quarter and Fourth Quarter of Fiscal 2025 Guidance
For the first quarter of fiscal year 2025 ending April 30, 2024, ChargePoint expects revenue of $100 million to $110  million. At the midpoint, this represents an anticipated decrease of 19% as compared to the prior year’s same quarter.
For the fourth quarter of fiscal year 2025 ending January 31, 2025, the Company reaffirms its goal to achieve positive non-GAAP Adjusted EBITDA.
ChargePoint is not able to present a reconciliation of its forward-looking non-GAAP Adjusted EBITDA goal to the corresponding GAAP measure because certain potential future adjustments, which may be significant and may include, among other items, stock-based compensation expense, are uncertain or out of its control, or cannot be reasonably predicted without unreasonable effort. The actual amounts of such reconciling items could have a significant impact on ChargePoint's GAAP Net Loss.
Conference Call Information
ChargePoint will host a webcast today at 1:30 p.m. Pacific / 4:30 p.m. Eastern to review its fourth quarter and full fiscal year 2024 financial results.
Investors may access the webcast, supplemental financial information and investor presentation at ChargePoint’s investor relations website (investors.chargepoint.com) under the “Events and Presentations” section. A replay will be available after the conclusion of the webcast and archived for one year.
About ChargePoint
ChargePoint is creating a new fueling network to move people and goods on electricity. Since 2007, ChargePoint has been committed to making it easy for businesses and drivers to go electric with one of the largest EV charging networks and a comprehensive portfolio of charging solutions. The ChargePoint cloud subscription platform and software-defined charging hardware are designed to include options for every charging scenario from home and multifamily to workplace, parking, hospitality, retail and transport fleets of all types. Today, one ChargePoint account provides access to hundreds of thousands of places to charge in North America and Europe. For more information, visit the ChargePoint pressroom, the ChargePoint Investor Relations site, or contact the ChargePoint North American or European press offices or Investor Relations.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks, uncertainties, and assumptions including statements regarding our projected revenue for the first quarter of fiscal year 2025 and our goal to achieve positive non-GAAP Adjusted EBITDA in the fourth quarter of fiscal year 2025. There are a significant number of factors that could cause actual results to differ materially from the statements made in this press release, including: macroeconomic trends including changes in or sustained inflation, interest rate volatility, or other events beyond our control on the overall economy which may reduce demand for our products and services, geopolitical events and conflicts, adverse impacts to our business and those of our customers and suppliers, including due to supply chain disruptions, component shortages, and associated logistics expense increases; our limited operating history as a public company; our ability as an organization to successfully acquire and integrate other companies, products or technologies in a successful manner; our dependence on widespread acceptance and adoption of EVs and increased demand for installation of charging stations; our current dependence on sales of charging stations for most of our revenues; overall demand for EV charging and the potential for reduced demand for EVs if governmental rebates, tax credits and other financial incentives are reduced, modified or eliminated or governmental mandates to increase the use of EVs or decrease the use of vehicles powered by fossil fuels, either directly or indirectly through mandated limits on carbon emissions, are reduced, modified or eliminated; our reliance on contract manufacturers, including those located outside the United States, may result in supply chain interruptions, delays and expense increases which may adversely affect our sales, revenue and gross margins; our ability to expand our operations and market share in Europe; the need to attract additional fleet operators as customers; potential adverse effects on our revenue and gross margins due to delays and costs associated with new product introductions, inventory obsolescence, component shortages and related expense increases; adverse impact to our revenues and gross margins if customers increasingly claim clean energy credits and, as a result, they are no longer available to be claimed by us; the effects of competition; risks related to our dependence on our intellectual property; and the risk that our technology could have undetected defects or errors. Additional risks and uncertainties that could affect our financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on December 8, 2023, which is available on our website at investors.chargepoint.com and on the SEC’s website at www.sec.gov. Additional information will also be set forth in other filings that we make with the SEC from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by applicable law.
Use of Non-GAAP Financial Measures
ChargePoint has provided financial information in this press release that has not been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). ChargePoint uses these non-GAAP financial measures internally in analyzing its financial results. ChargePoint believes that the use of these non-GAAP financial measures is useful to investors to evaluate ongoing operating results and trends and believes they provide meaningful supplemental information to investors regarding ChargePoint’s underlying operating performance because they exclude items the Company believes are unrelated to, and may not be indicative of, its core operating results.
The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with ChargePoint’s consolidated financial statements prepared in accordance with GAAP. A reconciliation of ChargePoint’s historical non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review these reconciliations.
Non-GAAP Gross Profit (Gross Margin). ChargePoint defines non-GAAP gross profit as gross profit excluding stock-based compensation expense, amortization expense of acquired intangible assets, and restructuring costs for severances and employment-related termination costs, and facility and other contract terminations. Non-GAAP gross margin is non-GAAP gross profit as a percentage of revenue.
Non-GAAP Cost of Revenue and Operating Expenses (includes Non-GAAP research and development, Non-GAAP sales and marketing and Non-GAAP general and administrative). ChargePoint defines non-GAAP cost of revenue and operating expenses as cost of revenue and operating expenses excluding stock-based compensation expense, restructuring costs for severances and employment-related termination costs, and facility and other contract terminations, amortization expense of acquired intangible assets, non-recurring costs and professional services fees associated with acquisitions, registration filings and modification of convertible debt, non-cash charges related to tax liabilities and litigation, and non-cash charges related to the change in fair value of assumed common stock warrant liabilities.

Non-GAAP Net Loss. ChargePoint defines non-GAAP net loss as net loss excluding stock-based compensation expense, restructuring costs for severances and employment-related termination costs, and facility and other contract terminations, amortization expense of acquired intangible assets, non-recurring costs and professional services fees associated with acquisitions, registration filings and modification of convertible debt, non-cash charges related to tax liabilities and litigation, and non-cash charges related to the change in fair value of assumed common stock warrant liabilities. These amounts reflect the impact of any related tax effects. Non-GAAP pre-tax net loss is non-GAAP net loss adjusted for provision for income taxes.
Non-GAAP Adjusted EBITDA Loss. ChargePoint defines non-GAAP adjusted EBITDA loss as net loss excluding stock-based compensation expense, restructuring costs for severances and employment-related termination costs, and facility and other contract terminations, amortization expense of acquired intangible assets, non-recurring costs and professional services fees associated with acquisitions, registration filings and modification of convertible debt, non-cash charges related to tax liabilities and litigation, and non-cash charges related to the change in fair value of assumed common stock warrant liabilities, and further adjusted for provision of income taxes, depreciation, interest income and expense, and other income and expense (net).
Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures to analyze financial results and trends. In particular, many of the adjustments to ChargePoint’s GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in its financial results for the foreseeable future, such as stock-based compensation, which is an important part of ChargePoint’s employees’ compensation and impacts hiring, retention and performance. Furthermore, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP, and the components that ChargePoint excludes in its calculation of non-GAAP financial measures may differ from the components that other companies exclude when they report their non-GAAP results. In the future, ChargePoint may also exclude other expenses it determines do not reflect the performance of ChargePoint’s operating results.
CHPT-IR
Contacts
Investor Relations
Patrick Hamer
Vice President, Capital Markets and Investor Relations
Patrick.Hamer@chargepoint.com
investors@chargepoint.com
Press
John Paolo Canton
Vice President, Communications
JP.Canton@chargepoint.com

AJ Gosselin
Director, Corporate Communications
AJ.Gosselin@chargepoint.com
media@chargepoint.com

ChargePoint Holdings, Inc.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2024	2023	2024	2023
Revenue
Networked charging systems	$74,034	$122,331	$360,822	$363,622
Subscriptions	33,510	25,735	120,445	85,296
Other	8,289	4,761	25,372	19,176
Total revenue	115,833	152,827	506,639	468,094
Cost of revenue
Networked charging systems	68,814	102,189	386,149	318,628
Subscriptions	20,099	14,110	73,595	51,416
Other	4,515	3,536	16,777	12,117
Total cost of revenue	93,428	119,835	476,521	382,161
Gross profit	22,405	32,992	30,118	85,933
Operating expenses
Research and development	55,219	46,721	220,781	194,957
Sales and marketing	33,641	40,550	150,186	142,392
General and administrative	26,475	24,027	109,102	90,366
Total operating expenses	115,335	111,298	480,069	427,715
Loss from operations	(92,930)	(78,306)	(449,951)	(341,782)
Interest income	3,435	2,063	9,603	5,534
Interest expense	(6,600)	(2,966)	(16,273)	(9,434)
Change in fair value of assumed common stock warrant liabilities	—	—	—	(24)
Other income (expense), net	1,165	1,078	(1,009)	(1,569)
Net loss before income taxes	(94,930)	(78,131)	(457,630)	(347,275)
Provision for (benefit from) income taxes	(183)	530	(21)	(2,167)
Net loss	$(94,747)	$(78,661)	$(457,609)	$(345,108)
Net loss per share, basic and diluted	$(0.23)	$(0.23)	$(1.22)	$(1.02)
Weighted average shares outstanding, basic and diluted	419,185,407	342,796,004	375,529,882	338,488,667

ChargePoint Holdings, Inc.
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	January 31, 2024	January 31, 2023
Assets
Current assets:
Cash and cash equivalents	$327,410	$264,162
Restricted cash	30,400	30,400
Short-term investments	—	104,966
Accounts receivable, net	124,049	164,892
Inventories	198,580	68,730
Prepaid expenses and other current assets	62,244	71,020
Total current assets	742,683	704,170
Property and equipment, net	42,446	40,046
Intangible assets, net	80,555	92,673
Operating lease right-of-use assets	15,362	22,242
Goodwill	213,750	213,716
Other assets	8,567	7,110
Total assets	$1,103,363	$1,079,957
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$71,081	$62,076
Accrued and other current liabilities	159,104	133,483
Deferred revenue	99,968	88,777
Total current liabilities	330,153	284,336
Deferred revenue, noncurrent	131,471	109,833
Debt, noncurrent	283,704	294,936
Operating lease liabilities	17,350	21,841
Deferred tax liabilities	11,252	12,987
Other long-term liabilities	1,757	1,032
Total liabilities	775,687	724,965
Stockholders' equity:
Common stock	42	35
Additional paid-in capital	1,957,932	1,528,104
Accumulated other comprehensive loss	(15,926)	(16,384)
Accumulated deficit	(1,614,372)	(1,156,763)
Total stockholders' equity	327,676	354,992
Total liabilities and stockholders' equity	$1,103,363	$1,079,957

ChargePoint Holdings, Inc.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Twelve Months Ended January 31,
	2024	2023
Cash flows from operating activities
Net loss	$(457,609)	$(345,108)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	28,486	25,050
Non-cash operating lease cost	4,343	4,739
Stock-based compensation	117,327	93,350
Amortization of deferred contract acquisition costs	2,859	2,361
Inventory impairment	70,000	—
Other	8,439	16,856
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	36,510	(94,600)
Inventories	(173,661)	(39,358)
Prepaid expenses and other assets	7,002	(37,969)
Accounts payable, operating lease liabilities, and accrued and other liabilities	(5,466)	55,827
Deferred revenue	32,829	51,803
Net cash used in operating activities	(328,941)	(267,049)
Cash flows from investing activities
Purchases of property and equipment	(19,424)	(18,563)
Purchases of short term investments	—	(284,835)
Maturities of investments	105,000	180,000
Cash paid for acquisitions, net of cash acquired	—	(2,756)
Net cash provided by (used in) investing activities	85,576	(126,154)
Cash flows from financing activities
Proceeds from the exercise of warrants	—	6,884
Proceeds from issuance of debt, net of discount and issuance costs	—	293,972
Debt issuance costs related to the revolving credit facility	(2,882)	—
Proceeds from the issuance of common stock under employee equity plans, net of tax withholding	12,054	11,446
Proceeds from issuance of common stock in connection with ATM offerings	287,198	49,450
Change in driver funds and amounts due to customers	13,691	11,107
Settlement of contingent earnout liability	(3,537)	—
Net cash provided by financing activities	306,524	372,859
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	89	(729)
Net increase (decrease) in cash, cash equivalents, and restricted cash	63,248	(21,073)
Cash, cash equivalents, and restricted cash at beginning of period	294,562	315,635
Cash, cash equivalents, and restricted cash at end of period	$357,810	$294,562

ChargePoint Holdings, Inc.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, unaudited)

	Three Months Ended January 31, 2024		Three Months Ended January 31, 2023		Twelve Months Ended January 31, 2024		Twelve Months Ended January 31, 2023
Cost of Revenue:
GAAP cost of revenue	$93,428		$119,835		$476,521		$382,161
Stock-based compensation expense	(1,375)		(1,080)		(6,154)		(4,351)
Amortization of intangible assets	(770)		(756)		(3,061)		(2,847)
Restructuring costs (1)	(632)		(257)		(1,628)		(257)
Non-GAAP cost of revenue	$90,651		$117,742		$465,678		$374,706
Non-GAAP gross profit (loss) (gross margin as a percentage of revenue)	$25,182	22%	$35,085	23%	$40,961	8%	$93,388	20%

Operating Expenses:
GAAP research and development	$55,219		$46,721		$220,781		$194,957
Stock-based compensation expense	(11,131)		(10,369)		(50,935)		(37,967)
Restructuring costs (1)	(7,540)		(1,149)		(11,722)		(1,149)
Non-GAAP research and development (as a percentage of revenue)	$36,548	32%	$35,203	23%	$158,124	31%	$155,841	33%

GAAP sales and marketing	$33,641		$40,550		$150,186		$142,392
Stock-based compensation expense	(5,541)		(4,599)		(22,934)		(17,393)
Amortization of intangible assets	(2,286)		(2,236)		(9,079)		(8,798)
Restructuring costs (1)	(500)		(653)		(1,843)		(653)
Non-GAAP sales and marketing (as a percentage of revenue)	$25,314	22%	$33,062	22%	$116,330	23%	$115,548	25%

GAAP general and administrative	$26,475		$24,027		$109,102		$90,366
Stock-based compensation expense	(7,345)		(9,657)		(37,314)		(33,639)
Restructuring costs (1)	(3,981)		(113)		(13,061)		(113)
Acquisition-related costs (2)	—		(1,295)		—		(2,297)
Other adjustments (3)	(2,279)		(500)		(3,172)		(1,963)
Non-GAAP general and administrative (as a percentage of revenue)	$12,870	11%	$12,462	8%	$55,555	11%	$52,354	11%

Non-GAAP Operating Expenses (as a percentage of revenue)	$74,732	65%	$80,727	53%	$330,009	65%	$323,743	69%

	Three Months Ended January 31, 2024		Three Months Ended January 31, 2023		Twelve Months Ended January 31, 2024		Twelve Months Ended January 31, 2023
Net Loss:
GAAP net loss	$(94,747)		$(78,661)		$(457,609)		$(345,108)
Stock-based compensation expense	25,392		25,705		117,337		93,350
Amortization of intangible assets	3,056		2,992		12,140		11,645
Restructuring costs (1)	12,653		2,172		28,254		2,172
Acquisition-related costs (2)	—		1,295		—		2,297
Other adjustments (3)	2,279		500		3,172		1,987
Non-GAAP net loss (as a percentage of revenue)	$(51,367)	(44)%	$(45,997)	(30)%	$(296,706)	(59)%	$(233,657)	(50)%
Provision for (benefit from) income taxes	(183)		530		(21)		(2,167)
Non-GAAP pre-tax net loss (as a percentage of revenue)	$(51,550)	(45)%	$(45,467)	(30)%	$(296,727)	(59)%	$(235,824)	(50)%
Depreciation	4,270		3,495		16,345		13,404
Interest income	(3,435)		(2,063)		(9,603)		(5,534)
Interest expense	6,600		2,966		16,273		9,434
Other expense (income), net	(1,165)		(1,078)		1,009		1,569
Non-GAAP Adjusted EBITDA Loss (as a percentage of revenue)	$(45,280)	(39)%	$(42,147)	(28)%	$(272,703)	(54)%	$(216,951)	(46)%

(1)Consists of restructuring costs for severances and employment-related termination costs, and facility and other contract terminations.
(2)Consists of professional services fees related to acquisitions, as well as increase in the ViriCiti earn-out liability related to the acquisition of ViriCiti Group B.V. in August 2021.
(3)Consists of non-cash charges related to tax liabilities and litigation, professional services fees related to registration filings and modification of convertible debt, and the change in fair value of assumed common stock warrant liabilities.